UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

TASER International, Inc.
(Name of Issuer)

Common Stock, $.00001 par value
(Title of Class of Securities)

87651B-10-4
(CUSIP Number)

December 31, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)

Rule 13d-1(c)

Rule 13d-1(d)

*     The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87651B-10-4

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Phillips W. Smith

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)

(b)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5 SOLE VOTING POWER 369,896 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 369,896 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

369,896

10	CHECK IF THE AGGREGATE AMOUNT IN ITEM (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

N/A

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ITEM (9)

13.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

Item 1(a)  Name of Issuer

                           TASER International, Inc.

Item 1(b)  Address of Issuer’s Principal Executive Offices

                           7860 East McClain Drive, Suite 2, Scottsdale, Arizona 85260-1627

Item 2(a)  Name of Person Filing

                           Phillips W. Smith

Item 2(b)  Address of Principal Business Office, or, if none, Residence

                           7860 East McClain Drive, Suite 2, Scottsdale, Arizona 85260-1627

Item 2(c)  Citizenship

                           United States of America

Item 2(d)  Title of Class of Securities

                           Common Stock

Item 2(e)  CUSIP Number

                           87651B-10-4

Item 3.  If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                           N/A

Item 4.  Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount Beneficially Owned

                           369,896

(b)	Percent of Class

                           13.5%

(c)	Number of shares as to which the person has

(i)	Sole power to vote or to direct the vote: 369,896

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 369,896

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

                           N/A

Item 7.  Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

                           N/A

Item 8.  Identification and Classification of Members of the Group

                           N/A

Item 9.  Notice of Dissolution of Group

                           N/A

Item 10.  Certification

                           N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: February 11, 2002

/s/ Phillips W. Smith

Phillips W. Smith

ATTENTION:	Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001)